Exhibit 99.1

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS ANNOUNCES FDA ADVISORY COMMITTEE TO REVIEW RANEXA(TM) IN SEPTEMBER 2003

PALO ALTO, Calif., July 7, 2003 — CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has been informed by the U.S. Food and Drug Administration (FDA) that the Company’s New Drug Application (NDA) for Ranexa(TM) (ranolazine) for the potential treatment of chronic angina is scheduled for review by the FDA Cardiovascular and Renal Drugs Advisory Committee during its September 15-16, 2003 meeting.

CV Therapeutics submitted an NDA for Ranexa to the FDA on December 30, 2002.

None of CV Therapeutics’ products have been approved for marketing by the FDA or other foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri(TM), an A1-adenosine antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. CVT disclaims any intent or obligation to update these forward-looking statements.

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